Exhibit (a)(5)(G)

Joel E. Elkins (SBN 256020)

jelkins@weisslawllp.com

WEISSLAW LLP

9107 Wilshire Blvd., Suite 450

Beverly Hills, CA 90210

Telephone: 310/208-2800

Facsimile: 310/209-2348

Attorneys for Plaintiff and

the Proposed Class

[Additional counsel appear on signature page]

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

BOB CARMEAN, On Behalf of Himself and	)	Case No. CLASS ACTION CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS JURY TRIAL DEMANDED
All Others Similarly Situated,	)
Plaintiff,	) )
v.	)
)
RPX CORPORATION, SHELBY W.	)
BONNIE, STEVEN L. FINGERHOOD,	)
SANFORD R. ROBERTSON, MARTIN E.	)
ROBERTS, MALLUN YEN, FRANK E.	)
DANGEARD, GILBERT S. PALTER,	)
ANDREW D. AFRICK, and MAGDALENA	)
YESIL ,	)
)
Defendants.	)
)

Plaintiff Bob Carmean (“Plaintiff”), individually and on behalf of all others similarly situated, by and through his undersigned counsel, for his complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

NATURE OF THE ACTION

1. Plaintiff brings this class action on behalf of the public stockholders of RPX Corporation (“RPX” or the “Company”) against RPX and its Board of Directors (the “Board” or the “Individual Defendants”) for their violations of Sections 14(e) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(e) and 78t(a), and to enjoin the expiration of a tender offer on a proposed transaction, pursuant to which RPX will be acquired by HGGC, LLC through Riptide Parent, LLC (“Parent”) and Riptide Purchaser, Inc. (“Purchaser” and together with HGGC, LLC and Parent, “HGGC”) (the “Proposed Transaction”).

2. On May 1, 2018, RPX issued a press release announcing it had entered into an Agreement and Plan of Merger with Parent and Purchaser dated April 30, 2018 (the “Merger Agreement”) to sell RPX to HGGC. Under the terms of the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of RPX common stock for $10.50 per share (“Offer Price”). The Offer commenced on May 21, 2018 and will expire one minute after 11:59 p.m. New York City Time, on June 18, 2018.

3. On May 21, 2018, RPX filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Recommendation Statement”) with the U.S. Securities and Exchange Commission (“SEC”). The Recommendation Statement, which recommends that RPX stockholders tender their shares in favor of the Proposed Transaction, omits or misrepresents material information concerning, among other things: (i) RPX’s financial projections, including the financial projections relied upon by RPX’s financial advisor, GCA Advisors LLC (“GCA”); (ii) the data and inputs underlying the financial valuation analyses that support the fairness opinion provided by GCA; and (iii) RPX insiders’ potential conflicts of interest. The failure to adequately disclose such material information constitutes a violation of Sections 14(e) and 20(a) of the Exchange Act as RPX stockholders need such information in order to make a fully informed decision whether to tender their shares in favor of the Proposed Transaction or seek appraisal.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

4. In particular, the Recommendation Statement discloses some high-level information regarding the Company’s January 19, 2018, Board approved set of projections prepared by RPX management (the “Initial Forecasts”) and downwardly revised April 2018 financial projections for calendar years 2018E through 2022E (the “Management Projections”) that were relied upon by GCA in opining on the fairness of the Offer Price. However, the Recommendation Statement altogether fails to disclose any quantitative information, with respect to the Initial Forecasts, to allow Company stockholders to assess the magnitude of the downward revisions and determine whether these revisions were appropriate or made to fit the Offer Price into a range of fairness. RPX stockholders must be provided with the Initial Forecasts in order to gain an accurate view of the Company’s prospects, and the failure to disclose such information renders the Recommendation Statement materially misleading and inadequate.

5. While RPX stockholders are being cashed out at an inopportune time—the Company’s business is cyclical and the Proposed Transaction is timed to take advantage of this— HGGC and certain Company management members who were offered by HGGC an opportunity to contribute (or “rollover”) their Company Shares into new equity interests of an affiliate of the Surviving Corporation.

6. In short, the Proposed Transaction will unlawfully divest RPX’s public stockholders of the Company’s valuable assets without fully disclosing all material information concerning the Proposed Transaction to Company stockholders. To remedy defendants’ Exchange Act violations, Plaintiff seeks to enjoin the expiration of the Offer unless and until such problems are remedied.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

JURISDICTION AND VENUE

7. This Court has jurisdiction over the claims asserted herein for violations of Sections 14(e) and 20(a) of the Exchange Act pursuant to Section 27 of the Exchange Act, 15 U.S.C. § 78aa, and 28 U.S.C. § 1331 (federal question jurisdiction).

8. The Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations in this District, or is an individual who has sufficient minimum contacts with this District so as to render the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

9. Venue is proper in this District pursuant to 28 U.S.C. § 1391 because Plaintiff’s claims arose in this District, where a substantial portion of the actionable conduct took place, where most of the documents are electronically stored, and where the evidence exists. RPX is incorporated in Delaware and is headquartered in this District. Moreover, each of the Individual Defendants, as Company officers or directors, either resides in this District or has extensive contacts within this District.

PARTIES

10. Plaintiff is, and has been at all times relevant hereto, a continuous stockholder of RPX.

11. Defendant RPX is a Delaware corporation with its principal executive offices located at One Market Plaza, Suite 1100, San Francisco, California 94105. RPX is a leading provider of patent risk and discovery management solutions. The Company’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “RPXC.”

12. Defendant Shelby W. Bonnie (“Bonnie”) has been Chairman of the Board since March 2017 and a director of the Company since January 2011.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

13. Defendant Steven L. Fingerhood (“Fingerhood”) has been a director of the Company since April 2012.

14. Defendant Sanford R. Robertson (“Robertson”) has been a director of the Company since May 2011.

15. Defendant Martin E. Roberts (“Roberts”) has been Chief Executive Officer (“CEO”) and President of the Company since March 2017 and a director of the Company since 2017.

16. Defendant Mallun Yen (“Yen”) has been a director of the Company since April 2017.

17. Defendant Frank E. Dangeard (“Dangeard”) has been a director of the Company since April 2014.

18. Defendant Gilbert S. Palter (“Palter”) has been a director of the Company since May 2016.

19. Defendant Andrew D. Africk (“Africk”) has been a director of the Company since July 2016.

20. Defendant Magdalena Yesil (“Yesil”) has been a director of the Company since March 2017.

21. Defendants identified in paragraphs 10-18 are collectively referred to herein as the “Board” or the “Individual Defendants.”

OTHER RELEVANT ENTITIES

22. HGGC, LLC is a leading middle market private equity firm based in Palo Alto, California. HGGC, LLC has $4.3 billion in cumulative capital commitments. Over its history, HGGC, LLC has completed over 90 platform investments, add-on acquisitions, recapitalizations and liquidity events.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

23. Parent is a Delaware limited liability company and is beneficially owned by funds affiliated with HGGC, LLC.

24. Purchaser, a Delaware corporation, is a wholly-owned subsidiary of Parent and is beneficially owned by funds affiliated with HGGC, LLC.

CLASS ACTION ALLEGATIONS

25. Plaintiff brings this action as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure on behalf of all persons and entities that own RPX common stock (the “Class”). Excluded from the Class are defendants and their affiliates, immediate families, legal representatives, heirs, successors or assigns and any entity in which defendants have or had a controlling interest.

26. Plaintiff’s claims are properly maintainable as a class action under Rule 23 of the Federal Rules of Civil Procedure.

27. The Class is so numerous that joinder of all members is impracticable. While the exact number of Class members is unknown to Plaintiff at this time and can only be ascertained through discovery, Plaintiff believes that there are thousands of members in the Class. As of May 16, 2018, there were approximately 49,933,908 shares of Company common stock issued and outstanding. All members of the Class may be identified from records maintained by RPX or its transfer agent and may be notified of the pendency of this action by mail, using forms of notice similar to those customarily used in securities class actions.

28. Questions of law and fact are common to the Class and predominate over questions affecting any individual Class member, including, inter alia:

(a)	Whether the Individual Defendants have violated Section 14(e) of the Exchange Act;

(b)	Whether the Individual Defendants have violated Section 20(a) of the Exchange Act; and

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

(c)	Whether Plaintiff and the other members of the Class would suffer irreparable injury were the Proposed Transaction consummated.

29. Plaintiff will fairly and adequately protect the interests of the Class, and has no interests contrary to or in conflict with those of the Class that Plaintiff seeks to represent. Plaintiff has retained competent counsel experienced in litigation of this nature.

30. A class action is superior to all other available methods for the fair and efficient adjudication of this controversy. Plaintiff knows of no difficulty to be encountered in the management of this action that would preclude its maintenance as a class action.

31. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

Company Background

32. RPX, incorporated in 2008, provides patent risk management and discovery services in the United States, Japan, South Korea, and internationally. RPX helps companies reduce patent litigation risk and corporate legal expense through two primary service offerings: (i) patent risk management services; and (ii) discovery services. The Company’s patent risk management services help companies reduce patent-related risk and expense through subscription-based services that facilitate more efficient exchanges of value between owners and users of patents compared to transactions driven by actual or threatened litigation. RPX’s discovery services aid clients in managing the costs and risks related to the legal discovery process using technology and a comprehensive managed services model.

33. In January 2016, the Company acquired Inventus Solutions, Inc. (“Inventus”) for $232 million in cash. Inventus is a leading provider of technology-based services to locate, secure, organize and search electronic data for corporations and law firms. Through this acquisition, RPX

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

began offering technology-enabled discovery services to its clients. In the December 15, 2015 press release announcing the transaction, RPX’s former CEO, John Amster, highlighted the benefits of the strategic acquisition, noting, “[w]e see this acquisition as a natural extension of RPX’s expertise in mitigating patent risk and lowering legal costs for our clients.”

34. On February 21, 2018, the Company announced its fourth quarter and fiscal 2017 financial results, which were in-line with or exceeded guidance ranges. Revenue for the fourth quarter of 2017 was consistent with the fourth quarter of 2016 at $81.8 million. Non-GAAP net income for the quarter was $11.1 million, or $0.22 per diluted share, compared to $6.2 million, or $0.12 per diluted share in the fourth quarter of 2016. Non-GAAP net income for 2017 was $40.7 million, or $0.81 per diluted share, compared to $35.7 million, or $0.70 per diluted share in 2016.

Defendant Roberts highlighted the Company’s financial success, stating:

Our solid results in 2017 reflect RPX’s continued success in bringing efficiency and transparency to the patent market, including our unique ability to execute licensing transactions that reduce risk and cost for our network. . . . As the patent market continues to evolve, RPX is changing along with it to ensure we remain a key advisor to our clients on their patent strategy. As such, we continue to pursue new initiatives and services that reduce the amount clients and prospects spend on all aspects of their patent portfolio, including licensing, development and administration.

The Sale Process

35. Between February and June 2017, RPX received four preliminary proposals to acquire the Company from HGGC and potential financial buyers referred to in the Recommendation Statement as “Party A,” “Party B,” and “Party C” ranging from $13.50 to $16.10 per share. RPX determined to reject these proposals and continue pursuing its long-range plans.

36. Also throughout 2017, the Board determined to consider proposals for the sale of the Inventus business. In December 2017, RPX received letters of intent to acquire Inventus for consideration ranging from $80 million to $100 million. The Board decided to continue operating the Inventus business rather than pursue a sale.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

37. On December 14, 2017, RPX established a special committee to examine strategic alternatives for the Company (the “Special Committee”) comprised of defendants Palter, Bonnie, and Robertson. Defendant Robertson later resigned from the Special Committee and was replaced by defendant Africk. The Company thereafter engaged GCA to act as its advisor.

38. From late December 2017 through March 2018, GCA contacted 53 prospective financial buyers and three prospective strategic buyers. Twenty-eight of these parties entered into non-disclosure agreements with the Company.

39. On January 19, 2018, the Board approved the Initial Forecasts which were provided to potential bidders beginning on January 23, 2018.

40. On February 12, 2018, Party A submitted a proposal for $14.00 – $16.00 per share in cash, which was revised in March to $12.00 per share.

41. On February 13, 2018, GCA distributed a bid process letter to 14 interested parties requesting each party submit an indication of interest by March 7, 2018. HGGC, Party B and Party C each submitted proposals in the range of $11.00 – $11.25 per share in cash. A potential financial buyer referred to in the Recommendation Statement as “Party E” submitted a proposal to acquire the Company for $13.00 – $14.00 per share in cash.

42. On March 23, 2018 a member of the Special Committee reported that it had been contacted by a party referred to in the Recommendation Statement as “Party F” regarding a potential acquisition of the Company at a price of $13.00 – $14.00 per share.

43. On March 23 and March 28, 2018, GCA distributed a final bid instruction letter to HGGC, Party A, Party C and Party E requesting final proposals by April 11, 2018.

44. In April 2018, Party C and Party E removed themselves from the sale process.

45. On April 17, 2018, the Special Committee discussed HGGC’s proposal of $10.15 per share and Party A’s proposal of $11.25 per share.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

46. At an April 22, 2018 Board meeting, the Board requested that GCA approach HGGC with a counteroffer of $11.00 per share – a price $0.25 less than Party A’s outstanding proposal. At this same meeting, RPX management presented the downwardly revised Management Projections which purportedly exhibited management’s expectations regarding the Company’s future financial performance.

47. On April 25, 2018, the Special Committee, Company management and GCA met to discuss HGGC’s revised offer of $10.40 per share and request to enter into exclusivity by 5:00 p.m. on April 26, 2018.

48. The Special Committee and the Board then discussed HGGC’s offer and, despite Party A’s $0.85 per share higher offer of $11.25, the Board determined to enter into exclusivity with HGGC. The Board’s decision was partly based on the downwardly revised Management Projections that management presented to the Board three days earlier. The eleventh hour sensitivity to the Initial Forecasts raises serious questions about the validity of the changes to the projections and necessitates full disclosure on the changes to the projections so RPX stockholders can assess whether they were made to support HGGC’s decreased proposal and make HGGC’s offer look reasonable in relation to the Company’s standalone prospects.

49. On April 26, 2018, RPX and HGGC agreed to the $10.50 per share Offer Price. Over the next few days, the parties and their advisors negotiated the remaining terms of the Merger Agreement.

50. On April 30, 2018, GCA rendered its fairness opinion and the Board approved the Merger Agreement. That evening, the Company, Parent and Purchaser executed the Merger Agreement.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

The Proposed Transaction

51. On May 1, 2018 RPX issued a press release announcing the Proposed Transaction which stated, in relevant part:

SAN FRANCISCO and PALO ALTO, Calif., May 1, 2018 — RPX Corporation (NASDAQ: RPXC), the leading provider of patent risk and discovery management solutions, today announced it has entered into a definitive agreement to be acquired by HGGC, a leading middle market private equity firm, in an all-cash transaction valued at approximately $555 million. Under the terms of the agreement, HGGC will initiate a tender offer for RPX shares at a price of $10.50 per share in cash. The agreement was unanimously approved by RPX’s Board of Directors following a thorough review of a full range of strategic, financial and capital structure alternatives, which was first announced in February 2018.

Shelby Bonnie, RPX Chairman of the Board, said, “Over the course of our review, the RPX Board of Directors evaluated a full range of strategic, financial and capital structure alternatives to best serve the interests of our stockholders, including a sale and continuing to operate as a standalone public company. After receiving and reviewing numerous proposals and indications of interest, as well as considering RPX’s current operations and future prospects, the Board is entirely confident that this transaction provides great, certain and immediate value to RPX stockholders.”

Marty Roberts, RPX Chief Executive Officer and President, added, “We are thrilled to partner with HGGC to achieve our next phase of growth for our patent risk and discovery management businesses. This transaction provides RPX with strong financial support and added flexibility to achieve our longer-term prospects, while providing our current stockholders with secure near-term value. Importantly, HGGC is experienced in building technology-enabled services businesses and is fully aligned with our global team’s strategy in patent risk and discovery management services. With this transaction, our clients at RPX and Inventus will continue to see an uninterrupted high level of service, and we can expect even greater levels of investment in client service going forward.”

Rich Lawson, HGGC Chief Executive Officer and Co-founder, commented, “We are big believers in RPX’s mission to deliver patent risk and discovery management solutions to its clients. RPX’s and Inventus’s businesses begin and end with the trust of their clients, and we will continue to serve their best interests. We fully support the vision of the Company to build a much-needed clearinghouse in the broader market for patents and will continue RPX’s decade-long commitment to never assert patents.”

David Chung, Executive Director of HGGC added, “Thanks to the vision and efforts of the original founding team, the current leadership and the many enormously capable people at the Company who drive results for clients day in and day out, we believe RPX and Inventus have core strengths and advantages that position them well for long-term success. We are fully supportive of the Company’s management

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

team as a whole, and we will thoughtfully review, in partnership with the senior leadership team, where additions could be made for the ultimate benefit of the Company’s clients.”

Insiders’ Interests in the Proposed Transaction

52. RPX and HGGC insiders are the primary beneficiaries of the Proposed Transaction, not the Company’s public stockholders. The Board and the Company’s executive officers are conflicted because they will have secured unique benefits for themselves from the Proposed Transaction not available to Plaintiff and the public stockholders of RPX.

53. Notably, it appears that certain members of Company management may have secured employment for themselves upon consummation of the Proposed Transaction. According to the May 1, 2018 press release announcing the Proposed Transaction, David Chung, Executive Director of HGGC is quoted as stating, “[w]e are fully supportive of the Company’s management team as a whole, and we will thoughtfully review, in partnership with the senior leadership team, where additions could be made for the ultimate benefit of the Company’s clients.”

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

54. Further, RPX insiders stand to reap substantial financial benefits for securing the deal with HGGC. Pursuant to the Merger Agreement, all Company stock options, vested restricted stock units and vested performance stock units will be converted into the right to receive cash payments. The following table sets forth the equity payments the Company’s executive officers and directors are set to receive in connection with the Proposed Transaction:

Name	Estimated Cash Value of Company Options	Estimated Cash Value of Company RSUs	Estimated Cash Value of Company PSUs	Total Estimated Equity- Award Related Cash Payment
Executive Officers
David J. Anderson	$—	$1,172,042	$346,920	$1,518,962
Paul A. S. Mankoo	$—	$1,279,908	$—	$1,279,908
Martin E. Roberts	$—	$1,187,508	$1,387,659	$2,575,167
Edward F. Straube	$—	$573,069	$—	$573,069

Non-Employee Directors
Andrew D. Africk	$—	$115,248	$—	$115,248
Shelby Bonnie	$39,000	$—	$—	$39,000
Frank E. Dangeard	$—	$—	$—	$—
Steven L. Fingerhood	$—	$—	$—	$—
Gilbert S. Palter	$—	$115,248	$—	$115,248
Sanford R. Robertson	$—	$—	$—	$—
Mallun Yen	$630,152	$116,676	$—	$746,828
Magdalena Yesil	$—	$116,676	$—	$116,676

55. Moreover, if they are terminated in connection with the Proposed Transaction, RPX’s named executive officers will receive substantial cash severance payments in the form of golden parachute compensation, as set forth in the following table:

	Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($) (2)	Pension NQDC($) (3)	Perquisites/ Benefits ($) (4)	Tax Reimbursements ($) (5)	Total($)
Martin E. Roberts	1,250,000	2,523,568	N/A	24,236	N/A	3,797,804
David J. Anderson	552,000	1,494,727	N/A	31,339	N/A	2,078,066
Paul A. S. Mankoo (6)	190,967	—	1,909	3,840	N/A	196,716
Edward F. Straube	344,500	558,631	N/A	23,670	N/A	926,801
John A. Amster (7)	—	—	N/A	N/A	N/A	—
Trevor Campion (7)	—	—	N/A	N/A	N/A	—
Robert H. Heath (7)	—	—	N/A	N/A	N/A	—

The Recommendation Statement Contains Material Misstatements or Omissions

56. The defendants filed a materially incomplete and misleading Recommendation Statement with the SEC and disseminated it to RPX’s stockholders. The Recommendation Statement misrepresents or omits material information that is necessary for the Company’s stockholders to make an informed decision whether to tender their shares in favor of the Proposed Transaction or seek appraisal.

57. Specifically, as set forth below, the Recommendation Statement fails to provide Company stockholders with material information or provides them with materially misleading information concerning: (i) RPX’s financial projections, including the financial projections relied

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

upon by RPX’s financial advisor, GCA; (ii) the data and inputs underlying the financial valuation analyses that support the fairness opinion provided by GCA; and (iii) RPX insiders’ potential conflicts of interest. Accordingly, RPX stockholders are being asked to make a tender or appraisal decision in connection with the Proposed Transaction without all material information at their disposal.

Material Omissions Concerning RPX’s Financial Projections

58. The Recommendation Statement is materially deficient because it fails to disclose material information relating to the Company’s intrinsic value and prospects going forward, including material information relied upon by the Company’s financial advisor, GCA, in performing its financial analyses underlying its fairness opinion.

59. For example, according to the Recommendation Statement, on April 22, 2018 – 11 days after the bid deadline for final proposals – “Company management presented to the Company Board a new set of definitive projections that reflected more up-to-date information and more realistic assumptions, in light of the Company’s performance in the intervening months, and that Company management considered to be the most reliable indicators of the Company’s future performance.” Recommendation Statement at 24. Yet, the Recommendation Statement fails to disclose RPX management’s previous set of Initial Forecasts which the Board, at its January 19, 2018 meeting, determined “should be provided to potential bidders as a reliable indicator of the Company’s estimate of the Company’s future potential performance.” Id. at 20. The Recommendation Statement further fails to disclose any quantification of the eleventh hour revisions to the Initial Forecasts or the assumptions on which the Management Projections were based as discussed at the April 22, 2018 Board meeting, “including, but not limited to, as compared with the Initial Forecasts, Company management’s downwardly revised view of the likely customer renewal rate for the Company’s patent risk mitigation business for the relevant period of time, as well as an increase in net patent spend as a percentage of revenue over the same period of time . . . .” Recommendation Statement at 24.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

60. Additionally, the Management Projections provided the basis for the GCA’s Discounted Cash Flow Analysis (“DCF”).

61. The DCF analysis is widely recognized as the most probative of a company’s intrinsic value, and manipulating financial projections can yield highly misleading valuation ranges in a DCF analysis. Without the omitted set of Initial Forecasts, RPX stockholders cannot assess the eleventh hour revision to the Company’s projections and whether the revision was proper or was engineered to depress the future financial outlook of the Company to make the Offer Price appear more favorable.

62. Moreover, the Recommendation Statement fails to disclose the key projection line items utilized by GCA in its DCF. The Recommendation Statement sets forth:

Using the Management Projections, GCA Advisors performed an illustrative discounted cash flow analysis for the Company. Using discount rates ranging from 13% to 15%, reflecting GCA Advisors’ estimates of the Company’s weighted average cost of capital, GCA Advisors discounted to present value as of March 31, 2018 (i) the estimated unlevered free cash flow for the Company for the last three quarters of calendar year 2018 of $55 million (based on the Management Projections, including stock-based compensation expense), (ii) the estimated unlevered free cash flow for the Company for calendar year 2019 through calendar year 2022 (based on the Management Projections, including stock-based compensation expense), and (iii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from negative 3.0% to positive 1.0%, to a terminal year estimate of the free cash flow to be generated by the Company, in each case, as reflected in the Management Projections.

Recommendation Statement at 37 (emphasis added). Yet, the Recommendation Statement fails to disclose the Company’s unlevered free cash flow figures for calendar year 2019 through calendar year 2022 as well as the definition for how the Company’s unlevered free cash flows were calculated.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

63. The omission of this information renders the statements in the “Certain Financial Projections” and “Opinion of GCA Advisors, LLC” sections of the Recommendation Statement false and/or materially misleading in contravention of the Exchange Act.

Material Omissions Concerning GCA’s Financial Analyses

64. The Recommendation Statement describes GCA’s fairness opinion and the various valuation analyses performed in support of its opinion. However, the description of GCA’s fairness opinion and analyses fails to include key inputs and assumptions underlying the analyses. Without this information, as described below, RPX’s public stockholders are unable to fully understand these analyses and, thus, are unable to determine what weight, if any, to place on GCA’s fairness opinion in determining whether to tender their shares in favor of the Proposed Transaction or seek appraisal. This omitted information, if disclosed, would significantly alter the total mix of information available to RPX’s stockholders.

65. With respect to GCA’s DCF, the Recommendation Statement fails to disclose: (i) quantification of the Company’s unlevered free cash flow figures for calendar year 2019 through calendar year 2022; (ii) the terminal year estimate of the free cash flow to be generated by the Company utilized to calculate the range of illustrative terminal values for the Company; (iii) quantification of the inputs and the assumptions underlying the discount rates ranging from 13% to 15%; and (iv) the implied terminal multiples resulting from the analysis.

66. With respect to GCA’s Negative Spot Premium Comparison, the Recommendation Statement fails to disclose (i) the acquisitions analyzed; and (ii) the individual premiums for each of the acquisitions analyzed.

67. When a banker’s endorsement of the fairness of a transaction is touted to stockholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. Moreover, the

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

68. The omission of this information renders the statements in the “Certain Financial Projections” and “Opinion of GCA Advisors, LLC” sections of the Recommendation Statement false and/or materially misleading in contravention of the Exchange Act.

Material Omissions Concerning Company Insiders’ Potential Conflicts of Interest

69. The Registration Statement fails to disclose material information concerning potential conflicts of interest faced by the Company’s directors and executive officers.

70. The Recommendation Statement sets forth that “[f]ollowing May 1, 2018, HGGC offered certain Company management members an opportunity to contribute (or “rollover”) their Company Shares into new equity interests of an affiliate of the Surviving Corporation.”

71. The Recommendation Statement, however, fails to identify the Company management members who were offered by HGGC an opportunity to rollover their Company Shares into new equity interests of an affiliate of the Surviving Corporation.

72. Additionally, the May 1, 2018 press release announcing the Proposed Transaction quotes Dave Chung, Executive Director of HGGC, as stating:

Thanks to the vision and efforts of the original founding team, the current leadership and the many enormously capable people at the Company who drive results for clients day in and day out, we believe RPX and Inventus have core strengths and advantages that position them well for long-term success. We are fully supportive of the Company’s management team as a whole, and we will thoughtfully review, in partnership with the senior leadership team, where additions could be made for the ultimate benefit of the Company’s clients.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

73. The Recommendation Statement, however, fails to disclose the material details of any employment-related discussions and negotiations that occurred between HGGC and RPX executive officers, including who participated in all such communications, when they occurred, and their content, as well as whether any of HGGC’s prior proposals or indications of interest mentioned management retention in the combined company or the opportunity for certain Company management members to rollover their Company shares into new equity interests of an affiliate of the surviving corporation.

74. Communications regarding post-transaction employment and merger-related benefits during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders. Here, this information is especially pertinent, where the Company determined to enter into exclusivity with HGGC despite Party A’s $0.85 per share higher offer of $11.25. RPX stockholders need to be provided with the material information set forth above to assess whether an additional reason for the Company entering into exclusivity with HGGC and foregoing Party A’s superior offer was based on potential future employment and rollover of their Company shares into new equity interests of the surviving corporation offered by HGGC to members of Company management.

75. The omission of this information renders the statements in the “Background of the Merger” section of the Recommendation Statement false and/or materially misleading in contravention of the Exchange Act.

76. The Individual Defendants were aware of their duty to disclose this information and acted negligently (if not deliberately) in failing to include this information in the Recommendation Statement. Absent disclosure of the foregoing material information prior to the expiration of the Offer, Plaintiff and the other members of the Class will be unable to make a fully-informed decision whether to tender their shares or seek appraisal and are thus threatened with irreparable harm warranting the injunctive relief sought herein.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

CLAIMS FOR RELIEF

COUNT I

Class Claims Against All Defendants for Violations of Section 14(e) of the Exchange Act

77. Plaintiff repeats all previous allegations as if set forth in full.

78. Defendants violated Section 14(e) of the Exchange Act because they negligently caused or allowed the Recommendation Statement to be disseminated to RPX stockholders, in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading, in connection with the Offer commenced in conjunction with the Proposed Transaction.

79. Indeed, while defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

80. Defendants knew that Plaintiff would rely upon their statements in the Recommendation Statement in determining whether to tender his shares pursuant to the Offer commenced in conjunction with the Proposed Transaction.

81. As a direct and proximate result of these defendants’ unlawful course of conduct in violation of Section 14(e) of the Exchange Act, absent injunctive relief from the Court, Plaintiff and the Class have sustained and will continue to sustain irreparable injury by being denied the opportunity to make an informed decision in deciding whether or not to tender their shares or seek appraisal.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

COUNT II

Class Claims Against the Individual Defendants for

Violations of Section 20(a) of the Exchange Act

82. Plaintiff repeats all previous allegations as if set forth in full.

83. The Individual Defendants acted as controlling persons of RPX within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers or directors of RPX and participation in or awareness of the Company’s operations or intimate knowledge of the false statements contained in the Recommendation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision-making of the Company, including the content and dissemination of the various statements which Plaintiff contends are false and misleading.

84. Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement and other statements alleged by Plaintiff to be misleading prior to or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

85. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations as alleged herein, and exercised the same. The Recommendation Statement at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were, thus, directly involved in the making of this document.

86. In addition, as the Recommendation Statement sets forth at length, and as described herein, the Individual Defendants were each involved in negotiating, reviewing, and approving the Proposed Transaction. The Recommendation Statement purports to describe the various issues and information that they reviewed and considered—descriptions which had input from the Individual Defendants.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

87. By virtue of the foregoing, the Individual Defendants have violated section 20(a) of the Exchange Act.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in his favor on behalf of RPX, and against defendants, as follows:

A. Ordering that this action may be maintained as a class action and certifying Plaintiff as the Class representative and Plaintiff’s counsel as Class counsel;

B. Preliminarily and permanently enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

C. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages to Plaintiff and the Class;

D. Awarding Plaintiff the costs of this action, including reasonable allowance for Plaintiff’s attorneys’ and experts’ fees; and

E. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury on all claims and issues so triable

Dated: June 7, 2018	WEISSLAW LLP Joel E. Elkins

By:

Joel E. Elkins
9107 Wilshire Blvd., Suite 450 Beverly Hills, CA 90210 Telephone: 310/208-2800 Facsimile: 310/209-2348 -and-

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

Richard A. Acocelli

1500 Broadway, 16th Floor

New York, NY 10036

Telephone: 212/682-3025

Facsimile: 212/682-3010

Attorneys for Plaintiff and

the Proposed Class

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS